Exhibit 99.1

Solaris Oilfield Infrastructure Announces Fourth Quarter and Full Year 2022 Results

Summary Results and Highlights

●	Net income of $8.0 million, or $0.15 per diluted Class A share, for the quarter ended December 31, 2022; Adjusted pro forma net income of $10.2 million, or $0.22 per fully diluted share for the quarter ended December 31, 2022

●	Adjusted EBITDA of $23.0 million for the quarter ended December 31, 2022

●	Paid a regular quarterly dividend of $0.105 per share on December 16, 2022, Solaris’ 17th consecutive quarterly dividend; $112 million cumulatively returned to shareholders through dividends and share buybacks since 2018

●	Increased deployments of Solaris’ new top fill technology across multiple basins

●	Revising previous 2023 capital expenditure guidance to range between $65 million and $75 million, reflecting an approximately 10% to 20% reduction year over year

HOUSTON, February 22, 2023 — (BUSINESS WIRE) — Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”), a leading provider of supply chain management and logistics solutions designed to drive efficiencies and reduce costs for the oil and natural gas industry, today reported financial results for the fourth quarter and full year 2022.

Operational Update and Outlook

During the fourth quarter of 2022, an average of 92 mobile proppant management systems were fully utilized, which was down 2% from average third quarter 2022 levels. Extreme weather events in December 2022 caused job startup delays which negatively impacted the fully utilized system count in the fourth quarter. Absent weather-related delays, the fully utilized system count would have been flat sequentially.

“I am very proud of the Solaris team’s accomplishments in 2022, a year where we saw tremendous growth across our business. Our average fully utilized system count grew over 50% versus 2021, we rapidly rolled out our new top fill offering, expanded into new basins and onboarded over 200 new team members,” Solaris’ Chairman and Chief Executive Officer Bill Zartler commented. “We are experiencing continued growth in our business in 2023, including additional manufacturing and deployments of our new technology offerings to existing and new customers. These new technology deployments will drive both well site efficiency for our customers and earnings and cash flow growth for Solaris. As the pace of spending on new technology slows during 2023, we anticipate generating excess cash and will continue to prioritize shareholder returns. We look forward to engaging with our shareholders about potential uses of our future free cash flow.”

Fourth Quarter 2022 Financial Review

Solaris reported net income of $8.0 million, or $0.15 per diluted Class A share, for fourth quarter 2022, compared to third quarter 2022 net income of $11.5 million, or $0.22 per diluted Class A share. Adjusted pro forma net income for fourth quarter 2022 was $10.2 million, or $0.22 per fully diluted share, compared to third quarter 2022 adjusted pro forma net income of $11.1 million, or $0.24 per fully diluted share. A description of adjusted pro forma net income and a reconciliation to net income attributable to Solaris, its most directly comparable generally accepted accounting principles (“GAAP”) measure, and the computation of adjusted pro forma earnings per fully diluted share are provided below.

Revenues were $84.1 million for fourth quarter 2022, which were down 9% from third quarter 2022, driven by a seasonal decline in activity that was exacerbated by extreme cold weather-related job startup delays in December. The decrease in systems was partially offset by an increase in systems deployed with new technologies.

Adjusted EBITDA for fourth quarter 2022 was $23.0 million, which was down 4% from third quarter 2022. The decrease in Adjusted EBITDA was driven by a seasonal decline in activity that was exacerbated by extreme cold weather-related job startup delays in December. The decrease in systems was partially offset by an increase in systems deployed with new top fill solutions. Absent job startup delays and higher costs associated with the severe winter weather in December, the Company expects Adjusted EBITDA would have been approximately in line with third quarter levels. A description of Adjusted EBITDA and a reconciliation to net income, its most directly comparable GAAP measure, is provided below.

Capital Expenditures, Free Cash Flow and Liquidity

Capital expenditures in the fourth quarter 2022 were $21.9 million, which was above prior guidance of $15 million to $20 million due to advance orders for parts related to new top fills to be manufactured in 2023. The Company is revising its capital expenditure guidance for full year 2023 to a range of $65 million to $75 million, which accounts for improving operational efficiencies and flexibility to respond to changing market dynamics while maintaining prior expectations for Solaris’ top fill system growth. This compares to prior guidance of approximately $75 million. The Company’s guidance for 2023 capital expenditures includes $15 million for maintenance capital which is unchanged from prior guidance.

Free cash flow (defined as net cash provided by operating activities less investment in property, plant and equipment) during fourth quarter 2022 was $2.2 million and reflects lower capital expenditures sequentially and a working capital source of $1.0 million as activity modestly slowed at year-end. Distributable cash flow (defined as Adjusted EBITDA less maintenance capital expenditures) was approximately $19 million for the fourth quarter 2022 and covered quarterly dividend distributions of approximately $4.9 million.

As of December 31, 2022, the Company had approximately $8.8 million of cash on the balance sheet. The Company had $8.0 million in borrowings outstanding on the credit facility, and total liquidity, including availability under the credit facility, was $50.8 million as of the end of the fourth quarter 2022.

Shareholder Returns

On November 17, 2022, the Company’s Board of Directors declared a cash dividend of $0.105 per share of Class A common stock, which was paid on December 16, 2022 to holders of record as of December 6, 2022. A distribution of $0.105 per unit was also approved for holders of units in Solaris Oilfield Infrastructure, LLC (“Solaris LLC”). Since initiating the dividend in December 2018, the Company has paid 17 consecutive quarterly dividends. Cumulatively, the Company has returned approximately $112 million in cash to shareholders through dividends and share repurchases since December 2018.

Conference Call

The Company will host a conference call to discuss its fourth quarter and full year 2022 results on Thursday, February 23, 2023 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 413-3978. To join the conference call from outside of the United States, participants may dial (412) 317-6594. When instructed, please ask the operator to be joined to the Solaris Oilfield Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website at http://www.solarisoilfield.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (877) 344-7529 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 6844582. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) provides mobile equipment that drives supply chain and execution efficiencies in the completion of oil and natural gas wells. Solaris’ patented equipment and systems are deployed across oil and natural gas basins in the United States. Additional information is available on our website, www.solarisoilfield.com.

Website Disclosure

We use our website (www.solarisoilfield.com) as a routine channel of distribution of company information, including news releases, analyst presentations, and supplemental financial information, as a means of disclosing material non-public information and for complying with our disclosure obligations under the U.S. Securities and Exchange Commission’s (the “SEC”) Regulation FD. Accordingly, investors should monitor our website in addition to following press releases, SEC filings and public conference calls and webcasts. Additionally, we provide notifications of news or announcements on our investor relations website. Investors and others can receive notifications of new information posted on our investor relations website in real time by signing up for email alerts.

None of the information provided on our website, in our press releases, public conference calls and webcasts, or through social media channels is incorporated by reference into, or deemed to be a part of, this press release or will be incorporated by reference into any report or document we file with the SEC unless we expressly incorporate any such information by reference, and any references to our website are intended to be inactive textual references only.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, our business strategy, our industry, our future profitability, the various risks and uncertainties associated with the extraordinary market environment and impacts resulting from the volatility in global oil markets and the COVID-19 pandemic, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts and our future business and financial performance. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021

Revenue	77,658	41,599	89,376	300,000	145,723
Revenue - related parties	6,396	4,365	2,949	20,005	13,466
Total revenue	84,054	45,964	92,325	320,005	159,189

Operating costs and expenses:
Cost of services (excluding depreciation and amortization)	56,696	32,658	64,171	219,775	115,459
Depreciation and amortization	8,657	6,923	7,716	30,433	27,210
Property tax contingency (1)	—	—	—	3,072	—
Selling, general and administrative	5,873	4,934	5,929	23,074	19,264
Other operating expense (income) (2)	2,746	(280)	524	1,847	(2,357)
Total operating costs and expenses	73,972	44,235	78,340	278,201	159,576
Operating income (loss)	10,082	1,729	13,985	41,804	(387)
Interest expense, net	(181)	(77)	(141)	(489)	(247)
Total other expense	(181)	(77)	(141)	(489)	(247)
Income (loss) before income tax expense	9,901	1,652	13,844	41,315	(634)
Provision for income taxes	1,913	549	2,332	7,803	626
Net income (loss)	7,988	1,103	11,512	33,512	(1,260)
Less: net (income) loss related to non-controlling interests	(3,192)	(465)	(4,106)	(12,354)	392
Net income (loss) attributable to Solaris	$4,796	$638	$7,406	$21,158	$(868)

Earnings (loss) per share of Class A common stock - basic	$0.15	$0.01	$0.22	$0.64	$(0.04)
Earnings (loss) per share of Class A common stock - diluted	$0.15	$0.01	$0.22	$0.64	$(0.04)

Basic weighted average shares of Class A common stock outstanding	31,640	31,129	31,599	31,479	30,786
Diluted weighted average shares of Class A common stock outstanding	31,640	31,129	31,599	31,479	30,786

1)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal.
2)	Other expense (income) includes the sale or disposal of assets, settlements of insurance claims, change in payable related to Tax Receivable Agreement, credit losses or recoveries, and transaction costs.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$8,835	$36,497
Accounts receivable, net of allowances for credit losses of $385 and $746, respectively	64,543	29,513
Accounts receivable - related party	4,925	3,607
Prepaid expenses and other current assets	5,151	9,797
Inventories	5,289	1,654
Total current assets	88,743	81,068
Property, plant and equipment, net	298,160	240,091
Non-current inventories	1,569	2,676
Operating lease right-of-use assets	4,033	4,182
Goodwill	13,004	13,004
Intangible assets, net	1,429	2,203
Deferred tax assets	55,370	62,942
Other assets	268	57
Total assets	$462,576	$406,223
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$25,934	$9,927
Accrued liabilities	25,252	16,918
Current portion of payables related to Tax Receivable Agreement	1,092	1,210
Current portion of operating lease liabilities	917	717
Current portion of finance lease liabilities	1,924	31
Other current liabilities	790	496
Total current liabilities	55,909	29,299
Operating lease liabilities, net of current	6,212	6,702
Credit agreement	8,000	—
Finance lease liabilities, net of current	3,429	70
Payables related to Tax Receivable Agreement	71,530	71,892
Other long-term liabilities	367	384
Total liabilities	145,447	108,347
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value, 600,000 shares authorized, 31,641 shares issued and outstanding as of December 31, 2022 and 31,146 shares issued and outstanding as of December 31, 2021	317	312
Class B common stock, $0.00 par value, 180,000 shares authorized, 13,674 shares issued and outstanding as of December 31, 2022 and 13,770 issued and outstanding as of December 31, 2021	—	—
Additional paid-in capital	202,551	196,912
Retained earnings	12,847	5,925
Total stockholders' equity attributable to Solaris and members' equity	215,715	203,149
Non-controlling interest	101,414	94,727
Total stockholders' equity	317,129	297,876
Total liabilities and stockholders' equity	$462,576	$406,223

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,		Three Months Ended December 31,
	2022	2021	2022
Cash flows from operating activities:
Net income (loss)	$33,512	$(1,260)	$7,988
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	30,433	27,210	8,657
Loss on disposal of asset	3,707	125	2,400
Stock-based compensation	6,092	5,210	1,427
Amortization of debt issuance costs	159	176	31
Allowance for credit losses	(420)	365	—
Change in payables related to Tax Receivable Agreement	(663)	—	(10)
Deferred income tax expense	7,683	132	2,540
Other	(169)	(150)	5
Changes in assets and liabilities:
Accounts receivable	(34,611)	(12,157)	3,952
Accounts receivable - related party	(1,318)	(3,085)	(2,329)
Prepaid expenses and other assets	6,394	(6,726)	3,423
Inventories	(4,622)	(978)	123
Accounts payable	13,337	2,959	768
Accrued liabilities	5,410	4,652	(4,895)
Property tax contingency (1)	3,072	—	—
Net cash provided by operating activities	67,996	16,473	24,080
Cash flows from investing activities:
Investment in property, plant and equipment	(81,411)	(19,638)	(21,884)
Cash received from insurance proceeds	1,463	34	155
Proceeds from disposal of assets	409	80	(13)
Net cash used in investing activities	(79,539)	(19,524)	(21,742)
Cash flows from financing activities:
Distribution and dividend paid to Solaris LLC unitholders and Class A common shareholders	(19,567)	(19,205)	(4,894)
Borrowings under the credit agreement	11,000	—	2,000
Repayment of the credit agreement	(3,000)	—	—
Payments under finance leases	(1,610)	(30)	(509)
Payments under insurance premium financing	(1,484)	(657)	(537)
Proceeds from stock option exercises	6	13	—
Distribution to Solaris LLC unitholders for income tax withholding	—	(153)	—
Payments related to debt issuance costs	(358)	—	—
Payments for shares withheld for taxes from RSU vesting and cancelled	(1,106)	(786)	4
Net cash used in financing activities	(16,119)	(20,818)	(3,936)
Net decrease in cash and cash equivalents	(27,662)	(23,869)	(1,598)
Cash and cash equivalents at beginning of period	36,497	60,366	10,433
Cash and cash equivalents at end of period	$8,835	$36,497	$8,835
Non-cash activities
Operating:
Employee retention credit	$—	$1,900	$—
Investing:
Capitalized depreciation in property, plant and equipment	555	582	131
Capitalized stock based compensation	386	299	91
Property and equipment additions incurred but not paid at period-end	3,173	206	3,173
Property, plant and equipment additions transferred from inventory	1,826	920	615
Additions to fixed assets through finance leases	6,863	—	2,309
Financing:
Insurance premium financing	1,931	246	483
Cash paid for:
Interest	249	132	147
Income taxes	370	325	—

1)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal.

SOLARIS OILFIELD INFRASTRUCTURE, INC AND SUBSIDIARIES

RECONCILIATION AND CALCULATION OF NON-GAAP FINANCIAL AND OPERATIONAL MEASURES

(In thousands)

(Unaudited)

EBITDA AND ADJUSTED EBITDA

We view EBITDA and Adjusted EBITDA as important indicators of performance. We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense, including franchise taxes. We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and extraordinary, unusual or non-recurring gains, losses or expenses.

We believe that our presentation of EBITDA and Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended			Year Ended
	December 31,		September 30	December 31,
	2022	2021	2022	2022	2021

Net income (loss)	$7,988	$1,103	$11,512	$33,512	$(1,260)
Depreciation and amortization	8,657	6,923	7,716	30,433	27,210
Interest expense, net	181	77	141	489	247
Income taxes (1)	1,913	549	2,332	7,803	626
EBITDA	$18,739	$8,652	$21,701	$72,237	$26,823
Property tax contingency (2)	—	—	—	3,072	—
Stock-based compensation expense (3)	1,427	1,303	1,553	6,092	5,210
Employee retention credit (4)	—	35	—	—	(2,957)
Change in payables related to Tax Receivable Agreement (5)	(10)	—	—	(663)	—
Credit losses and adjustments to credit losses	—	(264)	(32)	(420)	365
Other (6)	2,888	61	712	3,464	625
Adjusted EBITDA	$23,044	$9,787	$23,934	$83,782	$30,066

1)	Federal and state income taxes.
2)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal.
3)	Represents stock-based compensation expense related to restricted stock awards.
4)	Employee retention credit as part of Consolidated Appropriations Act of 2021, net of administrative fees.
5)	Reduction in liability due to state tax rate change.
6)	Other includes loss on disposal of assets, gain on insurance claims and other settlements, and costs related to the evaluation of potential acquisitions.

ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY DILUTED SHARE

Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris LLC not held by Solaris Oilfield Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding units of Solaris LLC (“Solaris LLC Units”), after giving effect to the dilutive effect of outstanding equity-based awards.

When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.

Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully diluted share are set forth below.

	Three Months Ended			Year Ended
	December 31,		September 30	December 31,
	2022	2021	2022	2022	2021
Numerator:
Net income (loss) attributable to Solaris	$4,796	$638	$7,406	$21,158	$(868)
Adjustments:
Reallocation of net income (loss) attributable to non-controlling interests from the assumed exchange of LLC Interests (1)	3,192	465	4,106	12,354	(392)
Employee retention credit (2)	—	35	—	—	(2,957)
Property tax contingency (3)	—	—	—	3,072	—
Change in payables related to Tax Receivable Agreement (4)	(10)	—	—	(663)	—
Credit losses and adjustments to credit losses	—	(264)	(32)	(420)	365
Other (5)	2,888	61	712	3,464	625
Incremental income tax benefit (expense)	(671)	102	(1,071)	(3,452)	672
Adjusted pro forma net income (loss)	$10,195	$1,037	$11,121	$35,513	$(2,555)
Denominator:
Weighted average shares of Class A common stock outstanding	31,640	31,129	31,599	31,479	30,786
Adjustments:
Assumed exchange of Solaris LLC Units for shares of Class A common stock (1)	14,968	14,641	15,021	14,979	14,878
Adjusted pro forma fully weighted average shares of Class A common stock outstanding - diluted	46,608	45,770	46,620	46,458	45,664
Adjusted pro forma earnings per share - diluted	$0.22	$0.02	$0.24	$0.76	$(0.06)

(1)	Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.
(2)	Employee retention credit as part of Consolidated Appropriations Act of 2021, net of administrative fees.
(3)	Property tax contingency represents a reserve related to an unfavorable Texas District Court ruling related to prior period property taxes. The ruling is currently under appeal.

(4)	Reduction in liability due to state tax rate change.
(5)	Other includes loss on disposal of assets, gain on insurance claims and other settlements, and costs related to the evaluation of potential acquisitions.

Contacts:

Yvonne Fletcher

Senior Vice President, Finance and Investor Relations

(281) 501-3070

IR@solarisoilfield.com